                                                              Exhibit (5)(b)(i)


                     GE LIFE AND ANNUITY ASSURANCE COMPANY
                         CONTINUATION OF COVERAGE RIDER
-------------------------------------------------------------------------------

This rider adds an additional benefit to the Premium Payments section of your Policy.

Continuation of Coverage

Your Policy will not terminate while this rider remains in force regardless of the investment performance of your Subaccounts if there is no outstanding Policy Debt.

We will provide you with a notice to continue the rider 90 days prior to the Policy anniversary on which the Insured's or younger Insured's Attained Age is
100. If you elect to continue the rider, we will transfer any Account Value in the Separate Account to the Guarantee Account. If there is no outstanding Policy Debt and you have elected to continue the rider, the rider will not terminate while all the Account Value remains in the Guarantee Account.

Effective Date

This rider is effective on the Policy Date. If there is a different effective date, it will be shown on the Policy data pages.

Termination

The rider will terminate on the earliest of the following dates:

  (1) the monthly Anniversary Day on which outstanding Policy Debt exceeds the Account Value less any applicable surrender charge;
  (2) the Policy anniversary on which the Insured's or younger Insured's Attained Age is 100 if we do not receive your authorization to continue the rider prior to this date;
  (3) the date of transfer of any Account Value from the Guarantee Account to the Separate Account on or after the Policy anniversary on which the Insured's or younger Insured's Attained Age is 100; and
  (4) the date of any premium payment allocation to the Separate Account on or after the Policy anniversary on which the Insured's or younger Insured's Attained Age is 100.

After the rider has been terminated, it cannot be reinstated.

Cost

There is no charge for this rider.

For GE Life and Annuity Assurance Company,

                                                President